EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN MILLIONS, EXCEPT RATIOS)


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                                                                                             PERFORMANCE MATERIALS SEGMENT OF
                                                                 NOVEON, INC.                           GOODRICH
                                                  ----------------------------------------------------------------------------
                                                                                 TEN         TWO
                                                                                MONTHS      MONTHS
                                                    THREE MONTHS    YEAR ENDED  ENDED       ENDED
                                                        ENDED        DECEMBER  DECEMBER    FEBRUARY    YEAR ENDED DECEMBER 31
                                                       MARCH 31         31        31          28
                                                     2003    2002      2002      2001        2001      2000    1999     1998
                                                  ----------------------------------------------------------------------------
PRE-TAX INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE ADJUSTMENT FOR MINORITY
  INTERESTS IN CONSOLIDATED SUBSIDIARIES OR
  INCOME OR LOSS FROM EQUITY INVESTEES            $   7.9   $   9.9   $  42.9   $  (15.9)   $  10.5   $  86.2  $ 104.4 $ 134.9

Less:  Capitalized interest                           -        (0.1)      -         (0.3)         -         -     (0.1)   (1.4)

Amortization of interest previously
  capitalized                                         -         -         -            -        0.3       1.6      1.6     1.3
                                                  ----------------------------------------------------------------------------


ADJUSTED PRE-TAX INCOME (LOSS) FROM
  CONTINUING OPERATIONS BEFORE ADJUSTMENT FOR
  MINORITY INTERESTS IN CONSOLIDATED
  SUBSIDIARIES OR INCOME OR LOSS FROM EQUITY
  INVESTEES                                       $   7.9   $   9.8   $  42.9   $  (16.2)   $  10.8   $  87.8  $ 105.9   134.8
                                                  ============================================================================

FIXED CHARGES:

  Interest expense, including capitalized
    interest                                      $  16.9    $ 18.6    $ 72.3   $    68.4    $  0.5   $   4.3   $  4.1    $ 5.0
  Amortization of debt issuance costs                 1.4       1.4       5.6         6.8        -         -         -        -
  Imputed interest portion of rent expense            1.0       0.9       3.5         2.7       0.6       4.0      3.8      3.6
                                                  -----------------------------------------------------------------------------
TOTAL FIXED CHARGES                               $  19.3    $ 20.9   $  81.4   $    77.9    $  1.1   $   8.3   $  7.9    $ 8.6
                                                  =============================================================================


PRE-TAX INCOME FROM CONTINUING OPERATIONS
  BEFORE ADJUSTMENT FOR MINORITY INTERESTS IN
  CONSOLIDATED SUBSIDIARIES OR INCOME OR LOSS
  FROM EQUITY INVESTEES PLUS FIXED CHARGES        $  27.2    $ 30.7   $ 124.3   $    61.7    $ 11.9   $  96.1   $ 113.8 $ 143.4
                                                  =============================================================================
RATIO OF EARNINGS TO FIXED CHARGES                    1.4       1.5       1.5       (a)        10.8      11.6      14.4    16.7
                                                  =============================================================================

(a)  Noveon, Inc. experienced a loss for the ten months ended December 31, 2001, and as a result, the ratio of earnings to fixed charges was less than 1:1. The Company would require additional earnings of $16.2 million to achieve a coverage of 1:1.


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